[FHLBank Atlanta logo]

News Release

April 16, 2010

FOR IMMEDIATE RELEASE

CONTACT: Chris McEntee

Federal Home Loan Bank of Atlanta

cmcentee@fhlbatl.com

(404) 888-8158

Federal Home Loan Bank of Atlanta President and CEO Richard A. Dorfman

Announces Resignation; Interim President and CEO Named

ATLANTA, April 16, 2010 --- Federal Home Loan Bank of Atlanta (the Bank) President and Chief Executive Officer Richard A. Dorfman has announced his resignation from the Bank effective April 16, 2010. The Bank's Executive Vice President and General Counsel Jill Spencer has been named Interim President and CEO.

"It has been my pleasure to lead the Bank and its dedicated staff since 2007. Our team successfully executed its mission during an unprecedented credit crisis and economic downturn. These events clearly displayed the value and importance of our institution," said Dorfman. "I have developed great respect for the employees and the customers they serve, and leave the Bank on strong financial footing."

During his tenure, Dorfman led the Bank as it grew in asset size and secured loans outstanding to member financial institutions (advances). At the peak of the credit crisis in 2008, the Bank provided advances in excess of $160 billion to support member lending and liquidity during a period of severe financial market distress. The Bank also maintained its commitment to affordable housing and economic development during his tenure, awarding $134 million in funding to build more than 15,000 affordable units.

"Richard Dorfman provided steady and thoughtful leadership during a difficult time for financial institutions, helping the Bank remain profitable and fulfill its mission," said Scott Harvard, chairman of the Bank's board of directors. "We appreciate his service to member-shareholders and the communities they serve. We are confident that the Bank will continue to execute its mission effectively under the leadership of Jill Spencer and the current executive management team."

Ms. Spencer was appointed executive vice president and general counsel and chief strategy officer in August 2008, and has served as corporate secretary since January 2007. Previously, she served as executive vice president and chief operating officer of the Bank beginning in January 2004. She joined the Bank in November 2002 as executive vice president, general counsel, and corporate secretary. Before joining the Bank, she practiced law at a private law firm from 1998 to 2002. She held various positions at Federal Home Loan Bank of San Francisco from 1979 to 1997, serving as senior vice president and general counsel in her last eight years there. Ms. Spencer previously earned a J.D. from Southern Methodist University School of Law and a B.A. from the University of Texas at Austin.

About FHLBank Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help approximately 1,200 member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $3.6 billion to the Affordable Housing Program.

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